EXHIBIT 99.1
Spirit Airlines Reports July 2015 Traffic

MIRAMAR, Fla., (August 10, 2015) - Spirit Airlines (NASDAQ: SAVE) today reported its preliminary traffic results for July 2015.

Traffic (revenue passenger miles) in July 2015 increased 32.0 percent versus July 2014 on a capacity (available seat miles) increase of 35.8 percent. Load factor for July 2015 was 88.8 percent, a decrease of 2.6 percentage points compared to July 2014. Spirit's preliminary systemwide completion factor for July 2015 was 98.9 percent.
The following table summarizes Spirit's traffic results for July and year-to-date 2015, compared to prior year periods.

	July 2015	July 2014	Change
Revenue passenger miles (RPMs) (000)	1,682,028	1,274,712	32.0%
Available seat miles (ASMs) (000)	1,893,266	1,394,041	35.8%
Load factor	88.8%	91.4%	(2.6) pts
Passenger flight segments	1,691,378	1,301,327	30.0%
Average stage length (miles)	979	972	0.7%
Total departures	11,586	8,811	31.5%

	YTD 2015	YTD 2014	Change
Revenue passenger miles (RPMs) (000)	10,180,650	8,070,458	26.1%
Available seat miles (ASMs) (000)	11,836,028	9,187,275	28.8%
Load factor	86.0%	87.8%	(1.8) pts
Passenger flight segments	10,185,761	8,133,900	25.2%
Average stage length (miles)	982	985	(0.3)%
Total departures	72,794	57,725	26.1%

About Spirit Airlines:
Spirit Airlines (NASDAQ: SAVE) is committed to offering the lowest total price to the places we fly, on average much lower than other airlines. Our customers start with an unbundled, stripped-down Bare Fare™ and get Frill Control™ which allows them to pay only for the options they choose - like bags, seat assignments and refreshments - the things other airlines bake right into their ticket prices. We help people save money and travel more often, create new jobs and stimulate business growth in the communities we serve. With our modern and fuel-efficient all-Airbus fleet, we operate more than 360 daily flights to 57 destinations in the U.S., Latin America and the Caribbean. Come save with us at www.spirit.com.

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